Exhibit 10.6

Loan Agreement

between

Hanwha SolarOne Co., Ltd.

as Borrower

and

The Export-Import Bank of Korea

as Lender

Dated as of December 22, 2014

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is dated December             , 2014 and made and entered into by and between:

Hanwha Solar One Co., Ltd. (the “Borrower”), a corporation duly organized and existing under the laws of the Cayman Islands with its registered head office at Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands; and

The Export-Import Bank of Korea (the “Lender”), a bank duly organized and existing under the laws of the Republic of Korea with its registered head office at 38 Eunhaeng-ro, Yeongdeungpo-Gu, Seoul, 150-996, Korea.

WITNESSETH:

Whereas the Borrower is an indirect subsidiary of Hanwha Chemical Corporation, a Korean corporation with its registered head office at, at 86, Cheonggyeceon-ro, Jung-gu, Seoul, Korea 100-797, Korea.

Whereas the Borrower has requested the Lender to extend a loan in an aggregate principal amount not to exceed Eighty Seven Million U.S. Dollars (US$87,000,000.-); and

Whereas, subject to the terms and conditions of this Agreement, the Lender has agreed to proceed the loan to the Borrower so requested by the Borrower.

NOW, THEREFORE, the Borrower and the Lender agree as follows:

Section 1. Definitions and Interpretation

1.1 Definitions. The following terms shall, unless the context otherwise requires, have the following meanings whenever used in this Agreement:

“Availability Period” means the period commencing on the date hereof and terminating on the earliest of (i) One Hundred Eighty days (180) from the date hereof or such later date as may be agreed upon between the Borrower and the Lender, (ii) the date on which the Facility is fully drawn, and (iii) the date on which the Facility is cancelled or terminated in accordance with the terms of this Agreement.

“Banking Day” means a day on which banks are open for business in Seoul and New York.

“Borrower’s Country” means the Cayman Islands.

“Commitment Fee” means a commitment fee payable by the Borrower to the Lender in accordance with Section 4.4.

“Default Interest” has the meaning set forth in Section 4.3.

“Disbursement” means each disbursement of the Facility made in accordance with the terms of this Agreement or the principal amount of such disbursement, as the context may require.

“Event of Default” means any event or circumstance specified as such in Section 12.1.

“Facility” means the loan facility to be made available in favor of the Borrower under this Agreement or the amount of such loan facility, as the context may require.

“Guarantee” means the absolute and unconditional letter of guarantee to be issued by the Guarantor in favor of the Lender in accordance with the provision of Section 6.1, in the form of Annex A.

“Guarantor” means Hanwha Chemical Corporation duly organized and existing under the laws of the Republic of Korea and having its registered head office at 86, Cheonggyeceon-ro, Jung-gu, Seoul, Korea 100-797, Korea.

“Interest Payment Date” means the last day of each Interest Period.

“Interest Period” means an interest period ascertained in accordance with Section 4.2.

“Korea” means the Republic of Korea.

“LIBOR” means the ICE Benchmark Administration Limited (the “ICE”) (or any other person which takes over the administration of that rate) Interest Settlement Rate for U.S. Dollars for the relevant Interest Period which appears on the appropriate page of the Reuters screen on the Quotation Day for such period. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Loan” means the aggregate principal amount disbursed under the Agreement and from time to time outstanding.

“Management Fee” means the fee payable by the Borrower to the Lender in accordance with the provision of Section 4.5.

“Margin” means One point Eight Three percent (1.83%) per annum.

“Material Adverse Effect” means any event or circumstance which, in the reasonable opinion of the Lender, has a material adverse effect on:

(i) the business, condition (financial or otherwise) or operations of the Borrower or the Guarantor;

(ii) the ability of the Borrower or the Guarantor to perform any of its material obligations under this Agreement or the Guarantee, as the case may be; or

(iii) the validity or enforceability of this Agreement or the Guarantee

“Maturity Date” means the date which shall be Three (3) years from the date of the first Disbursement of the Loan.

“Prepayment Premium” means a prepayment premium payable by the Borrower to the Lender in accordance with Section 5.2.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Repayment Date” means the Maturity Date.

“Request for Disbursement” means a written request of the Borrower to disburse the Facility in the form of Annex B.

“U.S. Dollars” or “US$” means the lawful currency of the United States of America

1.2 Interpretation. (a) The table of contents and the headings of Sections of this Agreement are inserted for convenience of reference only and shall have no effect on the interpretation of any provision of this Agreement.

(b) References to a specified Section or Annex will be construed as references to that specified Section or Annex of this Agreement.

(c) Words indicating the singular will include the plural and vice versa where the context requires.

Section 2. The Facility

2.1 Amount. Subject to the terms and conditions of this Agreement, the Lender hereby establishes the Facility in favor of the Borrower in the amount of Eighty Seven Million U.S. Dollars (US$87,000,000.-).

2.2 Purpose. The proceeds of the Facility shall be used exclusively for general working capital requirements of the Borrower.

Section 3. Disbursement

3.1 Request for Disbursement. (a) Upon fulfillment of all the conditions precedent set forth in Section 9, the Borrower shall from time to time request the Lender to make a Loan on any Banking Day during the Availability Period by sending the Request for Loan duly completed and signed by an authorized representative of the Borrower.

(b) Upon request for loan, the requested amount of such Request for Loan plus then outstanding aggregate principal amount of Loan shall not exceed the amount of the Facility described in Section 2.1.

3.2 Disbursement. (a) Upon the receipt of the Request for Loan, the Lender shall decide whether to approve the Loan considering, inter alia, the amount, availability and purpose of the Loan.

(b) If the Lender approves the Request for Loan, the Lender shall immediately disburse the requested Loan amount to the Borrower’s account designated in such Request for Loan, provided, however, that in any case such payment shall be made within Five (5) Banking Days after a receipt by the Lender of the Request for Loan.

3.3 Notice of Disbursement. Upon each Disbursement made under this Agreement, the Lender may notify the Borrower in writing of the date and amount of such Disbursement. Such notice shall, in the absence of manifest error, be conclusive evidence as to the date and amount of the Disbursement concerned.

3.4 Reliance on Request for Disbursement and Binding Effect.

(a) The Lender shall reasonably and promptly determine the fulfillment of all the conditions precedent set forth in Section 9, the adequacy of the Request for Disbursement and any other evidence and information provided by the Borrower, and shall not be responsible for any delay in the making available of any Disbursement arising out of any reasonable request it may make for additional documentation, evidence and information.

(b) The Lender shall be entitled (but not obliged) to rely and act upon any documentation, evidence or information related to the Request for Disbursement or any other evidence and information provided by the Borrower, which appears on its face to have been duly completed notwithstanding that such documentation, evidence, or information proves to be not genuine, not properly signed or otherwise incorrect in any respect.

(c) Each Disbursement of the Loan under Section 3.2, from the date of such Disbursement, shall constitute a legal, valid and binding obligation upon the Borrower, repayable in accordance with the terms of this Agreement.

3.5 Availability. The Lender shall have no obligation to make any Disbursement after the last day of the Availability Period. Except the Lender shall otherwise agree, any portion of the Facility undisbursed at the end of the Availability Period shall be automatically cancelled.

Section 4. Interest, Default Interest and Fees

4.1 Interest. (a) The Borrower shall, on each Interest Payment Date, pay interest on the daily outstanding and unpaid amount of the Loan for each Interest Period at the rate per annum equal to the sum of the Margin and LIBOR.

(b) Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period, and shall be computed on the basis of the actual number of days elapsed and a year of 360 days.

(c) On or before the twentieth day prior to each Interest Payment Date, the Lender may give notice to the Borrower of the amount and rate of interest for the relevant Interest Period.

4.2 Interest Periods. The Interest Periods applicable to the Loan shall be Three (3) months, provided that:

(a) the first Interest Period in relation to each Disbursement shall commence on the date on which such Disbursement is made;

(b) in relation to each Disbursement after the initial Disbursement, the first Interest Period shall end on the last day of the then current Interest Period in respect of the initial Disbursement;

(c) each Interest Period (except the first Interest Period in relation to each Disbursement) shall commence on the last day of the preceding Interest Period;

(d) any Interest Period which would otherwise end on a non-Banking Day shall instead end on the next following Banking Day; and

(e) any Interest Period which would otherwise extend beyond the Repayment Date shall instead end on such Repayment Date.

4.3 Default Interest. (a) If the Borrower fails to pay any amount payable under this Agreement when due (whether at its stated maturity, by acceleration or otherwise), the Borrower shall pay to the Lender default interest (the “Default Interest”) on such overdue amount at the rate per annum equal to the sum of (i) Three point Zero percent (3.0%), (ii) the Margin and (iii) the relevant LIBOR.

(b) The Default Interest shall accrue during the period from and including such due date to but excluding the date of actual payment thereof, and shall be computed on the basis of the actual number of days elapsed and a year of 360 days.

4.4 Commitment Fee. (a) The Borrower shall pay to the Lender a commitment fee (the “Commitment Fee”), payable in arrears on each Interest Payment Date, on the daily uncancelled and unutilised portion of the Facility at the rate of Zero point Five percent (0.50%) per annum provided that the last Commitment Fee shall be paid on the last day of the Availability Period.

(b) The Commitment Fee having been paid shall not be refunded for any reason whatsoever.

4.5 Management Fee. (a) The Borrower shall pay to the Lender a management fee (the “Management Fee”) in the amount equal to Zero point One Five percent (0.15%) flat of the aggregate amount of the Facility specified in Section 2.1 above. Such management fee shall be paid prior to or on the date of the initial Disbursement hereunder.

(b) The Management Fee having been paid shall not be refunded for any reason whatsoever.

4.6 Expenses. (a) The Borrower shall, whether or not any portion of the Facility is disbursed, reimburse the Lender on demand for all reasonable expenses, including, but not limited to legal fees and expenses of counsel, all stamp duties, printing, travel and accommodation expenses, reasonably incurred by the Lender in connection with the preparation, execution and amendment of this Agreement.

(b) The Borrower shall reimburse the Lender on demand for all reasonable expenses, including, but not limited to legal fees and expenses of counsel, incurred by the Lender in demanding, suing for and recovering payment of any sums due under this Agreement from and after the occurrence of an Event of Default.

(c) The Lender shall provide the Borrower with reasonably detailed statements of such expenses to be reimbursed by the Borrower.

Section 5. Repayment and Prepayment

5.1 Repayment. The Borrower shall repay the Loan to the Lender in One (1) lump sum together with all interest accrued to the date of repayment on the amount repaid and with all other amounts, if any, then due and payable under this Agreement on Repayment Date.

5.2 Voluntary Prepayment. (a) The Borrower may prepay the whole or any part of the Loan on any Banking Day upon prior consultation with Lender, provided that:

(i) the Borrower shall have given to the Lender not less than Thirty (30) days’ prior written notice specifying the amount and date of prepayment;

(ii) the amount of any partial prepayment shall be at least One Million U.S. Dollars (US$1,000,000.-) or an integral multiple thereof except in the case of a prepayment in full of the entire remaining balance of the Loan; and

(b) the Borrower shall, simultaneously with any prepayment made under this Section 5.2, pay (i) interest accrued up to the date of prepayment (ii) a prepayment premium in the amount equivalent to One point Five percent (1.5%) flat of the principal amount of the Loan being prepaid (the amount of prepayment x 1.5% x the number of days remaining until the maturity date / the total number of days from the disbursement date to the maturity date), and (iii) all other sums payable by Borrower under this Agreement.

(c) Any notice of prepayment mentioned in Section 5.2 (a) above shall specify the amount to be prepaid and the date of prepayment (which shall be a Banking Day). Such notice shall be effective only if received by the Lender and once it is received by the Lender it shall be irrevocable. In addition, once the date of any prepayment has been notified such date shall be deemed as the due date for the principal and the interest thereon to be paid and the Borrower’s failure to pay any such principal and/or interest on such date constitutes the Event of Default pursuant to Section 12.1 (a) of this Agreement.

(d) The Borrower may not reborrow any part of the Facility which is prepaid.

Section 6. Security

6.1 Guarantee. The Borrower shall, prior to the initial Disbursement, deliver or cause to be delivered to the Lender the Guarantee duly executed by the Guarantor.

Section 7. Payments and Currency

7.1 Place of Payment. All payments to be made by the Borrower under this Agreement shall be made in U.S. Dollars in immediately available funds to the account of the Lender (Account No. 04-029-695) with the Deutsche Bank Trust Company Americas, 60 Wall Street, Mail Stop NYC 60-1310, New York, NY10005, U. S. A. (BKTRUS33), or to such other account as the Lender may designate to the Borrower in writing from time to time.

7.2 Banking Day. If any sum payable under this Agreement would otherwise become due on a non-Banking Day, such sum shall become due on the immediately following Banking Day or if that Banking Day is in another calendar month, on the immediately preceding Banking Day, and interest thereon, if any, shall be adjusted accordingly.

7.3 Payments to be Free and Clear. All sums payable by the Borrower under this Agreement shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature.

7.4 Grossing-up of Payments. If the Borrower or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment under this Agreement, the Borrower shall, together with such payment, pay such additional amount as will ensure that the Lender receives the full amount which it would have received if no such deduction or withholding had been required.

7.5 Banking Charges. The Borrower shall pay or cause to be paid all banking charges or fee, if any, incurred in connection with (i) the Disbursement hereunder and (ii) the payment, repayment or prepayment of principal, interest or any other amount due to the Lender under this Agreement.

7.6 Application of Payments. If any payment made by the Borrower is less than the full amount due, the Lender shall have the right to apply the amount received towards principal, interest or other sums owing hereunder as the Lender considers appropriate.

7.7 Loan Accounts. The Lender shall maintain on its books in accordance with its usual practice a set of accounts recording the Disbursements, the repayments of the Loan, the computation and payment of interest, and other amounts due hereunder. In any legal proceeding and for the purposes of this Agreement, the entries made by the Lender in such accounts shall, in the absence of manifest error, be conclusive and binding on the Borrower as to the existence and amounts of the obligations of the Borrower.

7.8 Dollar Transaction. The payment of all amounts due under this Agreement in U.S. Dollars is of the essence of this Agreement, and such obligations shall not be discharged by any amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to U.S. Dollars under normal banking procedures does not yield the amount of U.S. Dollars due hereunder.

Section 8. Market Disruption

8.1 Market Disruption. If in relation to any Interest Period:

(a) the Lender reasonably determines that, by reason of circumstances affecting the London interbank market generally, adequate and fair means do not exist for ascertaining LIBOR for that Interest Period; or

(b) no rate appears on the Reuters Telerate Monitor Screen for that Interest Period; or

(c) the Lender reasonably determines that for any reason (including, without limitation, circumstances affecting the London interbank market generally or circumstances affecting a particular category of banks and other financial institutions only), deposits in Dollars in the required amount for that Interest Period are not available to it in the London interbank market or from whatever sources it may select to obtain funds for that Interest Period; or

(d) the Lender reasonably determines that for any reason (including, without limitation, circumstances affecting the London interbank market generally or circumstances affecting a particular category of banks and other financial institutions only), the aggregate of LIBOR for that Interest Period and the Margin does not adequately reflect (i) the cost to the Lender of obtaining funds for that Interest Period from whatever sources it may select and (ii) the effective return to the Lender in respect of the Facility expected at the time of execution of this Agreement, the Lender shall promptly notify the Borrower and, if not already made, the Disbursement shall not be made unless and until an alternative basis is agreed upon in accordance with Section 8.2.

8.2 Alternative Basis by Agreement. Immediately following such notification, the Borrower and the Lender shall negotiate in good faith with a view to agreeing upon an alternative basis for funding the Loan and determining the applicable interest rate, which alternative basis shall, for the avoidance of any doubt, include adjustment of the applicable Margin. If an alternative basis is agreed within a period of Thirty (30) days after such notification or such longer period for discussion as the Borrower and the Lender may agree, the alternative basis shall take effect in accordance with its terms.

8.3 Alternative Basis Determined by the Lender. If an alternative basis is not so agreed and the Drawdowns have already been made, the Borrower shall pay interest to the Lender on the Loan for the relevant Interest Period at the rate per annum equal to the aggregate of (i) the Margin and (ii) the cost (expressed as an annual interest rate) to the Lender of funding such Loan during the relevant Interest Period (as conclusively determined by Lender).

8.4 Cancellation and Prepayment. If an alternative basis is not so agreed pursuant to Section 8.2;

(a) if no Drawdown has yet been made, the Facility shall be cancelled and all sums payable under this Agreement shall be paid to the Lender at the end of the period for negotiation ascertained in accordance with Section 8.2; or

(b) if any Drawdown has been made, the Lender may require the Borrower to prepay the Loan by giving written notice to the Borrower specifying a prepayment date which is not less than Fourteen (14) days after such notice is given. On the specified date the Facility shall be cancelled and the Borrower shall prepay the Loan in full together with interest thereon from the beginning of the relevant Interest Period to the date of prepayment and all other sums payable by the Borrower under this Agreement. For this purpose, the interest rate from time to time applicable to the Loan shall be the rate ascertained in accordance with Section 8.3 in relation to the relevant period.

Section 9. Conditions Precedent

9.1 Conditions to Initial Disbursement. As conditions precedent to the initial Disbursement hereunder, the following documents and evidence shall have been received by the Lender:

(a) In relation to the Borrower :

(i) Articles of Incorporation. A certified copy of the articles of incorporation of the Borrower;

(ii) Board Resolutions of the Borrower. Certified copies of the resolutions of the board of directors of the Borrower resolved in accordance with the articles of incorporation of the Borrower and in conformity with the applicable legislation and/or regulation authorizing and approving the Borrower to enter into this Agreement;

(iii) Certificate of Authority. Certificate of authority, substantially in the form of Annex C, of each person (i) who has signed this Agreement for and on behalf of the Borrower, and (ii) who will sign Requests for Disbursement, statements and other documents required under this Agreement, together with the authenticated specimen signatures of each such person;

(iv) Business License. The Borrower’s current valid business license with the updated annual check;

(v) A legal opinion of legal counsel to Borrower substantially in the form of Annex E;

(b) In relation to the Guarantor :

(i) Guarantee. The Guarantee duly executed by the Guarantor and documentary evidence of the authority of the person who has signed the Guarantee together with the authenticated specimen signatures of such person;

(ii) Guarantor’s Articles of Incorporation. A certified copy of the articles of incorporation of the Guarantor;

(iii) Board Resolutions of the Guarantor. Certified copies of the resolutions of the board of directors of the Guarantor resolved in accordance with the articles of incorporation of the Guarantor and in conformity with applicable legislation and/or regulation authorizing and approving the Guarantor to provide the Guarantee to the Lender;

(iv) Certificate of Authority of the Guarantor. Documentary evidence of the authority of the person who signed the Guarantee together with the authenticated specimen signature of such person;

(v) Acceptance Letter of Process Agent. A letter from the Process Agent substantially in the form of Annex D.

(vi) Business registry of Guarantor or its equivalent.

9.2 Conditions to Each Disbursement. As conditions precedent to each Disbursement (including the initial Disbursement) hereunder, each of the following conditions shall be satisfied as of the date of each Disbursement:

(a) Neither an Event of Default nor an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default shall exist as of the date of each Disbursement; .

(b) All representations and warranties made by the Borrower in or in connection with this Agreement shall remain true and accurate in all material respects on and as of the date of each Disbursement; and

(c) All of the documents, authorizations and actions, referred to in Section 9.1 above, are in full force and effect as of the date of each Disbursement or, if any change has occurred, the Lender has received supplementary evidence and signature with respect thereto.

Section 10. Representations and Warranties

The Borrower represents and warrants to the Lender on the date of this Agreement as follows:

10.1 Status of Borrower. The Borrower is a corporation duly organized and validly existing under the laws of the Borrower’s Country, and has the power and authority to own its property, to conduct its business as currently conducted and to consummate the transactions contemplated in this Agreement.

10.2 Authorization of Borrowing. The Borrower has taken, or will take on or prior to the initial Disbursement, all necessary action and procedures to authorize the execution and delivery of this Agreement and all other documents hereunder and to authorize the performance and observance of the terms and conditions of this Agreement.

10.3 Enforceability. Subject to any general principles of law, this Agreement, when duly executed and delivered, constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

10.4 No Contravention. The execution, delivery and performance of this Agreement (i) will not violate or contravene any law or regulation which is applicable to the Borrower, and (ii) will not constitute a default or an event that would constitute a default under any other agreement to which the Borrower is a party.

10.5 Ranking of Loan. The Borrower’s obligations under this Agreement rank and will rank at least pari passu in priority of payment and in all other respects with all other unsecured indebtedness and obligations of the Borrower except as may be preferred by operation of law.

10.6 Governmental Authorizations. All governmental authorizations and actions of any kind necessary to authorize the execution and performance of this Agreement or required for the validity and enforceability against the Borrower of this Agreement have been duly obtained or performed and are valid and subsisting in full force and effect.

10.7 Commercial Acts. The Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and the Borrower’s performance of its obligations hereunder constitutes private and commercial acts rather than governmental or public acts.

10.8 Legal Proceedings. As of the date of this agreement, there are no legal actions or proceedings pending or, as far as is known to the Borrower, threatened before any court or governmental agency which would be reasonably expected to materially and adversely affect the financial condition or business of the Borrower and the Guarantor, taken as a whole.

10.9 No Event of Default. No event has occurred and is continuing which constitutes or which, with the giving of notice or the lapse of time or both, would constitute an Event of Default or a default under any other agreement to which the Borrower is a party or by which it may be bound.

10.10 Financial Condition. The audited financial statements of the Borrower delivered to the Lender are complete and accurate in all material respects and have been prepared in accordance with generally accepted accounting principles in the Borrower’s Country consistently applied. Such financial statements accurately and fairly present the financial condition and results of operations of the Borrower as of the dates stated therein and for the periods then ended. Since the latest date of such financial statements, there has been no material and adverse change in the financial condition or results of operations of the Borrower.

10.11 Information. All information, other than the projections or forecasts, provided by the Borrower to the Lender before the date of this Agreement:

(i) were true in all material respects as of the date thereof; (ii) did not omit any information which, if disclosed, might materially and adversely affect the decision of a person considering whether to enter into this Agreement; and (iii) as at the date of this Agreement, nothing has occurred since such information was provided to the Lender which renders the information contained in it untrue or misleading in any material respect and which, if disclosed, might materially and adversely affect the decision of a person considering whether to enter into this Agreement.

10.12 Continuing Representations and Warranties. The representations and warranties of the Borrower made in this Agreement shall be continuing representations and warranties, shall survive the execution of this Agreement and shall be deemed to be repeated by the Borrower on the date of each Disbursement by reference to the facts then existing.

Section 11. Covenants

The Borrower covenants and agrees that, until all amounts owing under this Agreement have been paid in full, it shall perform the following obligations:

11.1 Use of Facility. The Borrower shall use the proceeds of the Facility exclusively for the purposes specified in Section 2.2.

11.2 Financial Statements. The Borrower shall provide the Lender with copies of its audited financial statement for each fiscal year as they are available, but in any event not later than Six (6) months after the end of each of its fiscal year, and such other information respecting the financial condition and operations of the Borrower as the Lender may from time to time reasonably request.

11.3 Representations and Warranties. The Borrower shall ensure that the representations and warranties contained in this Agreement remain true and accurate in all material respects by reference to the facts and circumstances when made or deemed to be made.

11.4 Governmental Authorizations. The Borrower shall obtain, make and keep in full force and effect all authorizations from and registrations with governmental authorities that may be required for the validity or enforceability against the Borrower of this Agreement.

11.5 Maintenance of Business. The Borrower shall maintain its corporate existence in good standing under and in compliance with all applicable laws and regulations, and shall maintain the present character of its business.

11.6 Notice of Default. The Borrower shall promptly give written notice to the Lender of each event that constitutes or that, with the giving of notice or the lapse of time or both, would constitute an Event of Default and each other event that has or might have a materially adverse effect on the Borrower’s ability to perform its obligations under this Agreement.

11.7 Negative Covenants. As long as any loan under this Agreement remains outstanding, without the prior written consent of the Lender, which consent shall not be unreasonably withheld, the Borrower shall not:

(a) create or permit to subsist any lien or other encumbrance on any of its property other than encumbrances which have been disclosed in writing to the Lender prior to the execution hereof;

(b) otherwise than in the ordinary course of business, sell or dispose of all or any substantial part of its assets; or

(c) declare or pay any dividend or make any distribution, if an Event of Default or an event which constitute, with the giving of notice or the lapse of time or both, an Event of Default has occurred and is continuing.

11.8 Insurance. The Borrower shall maintain insurance on its property, with financially sound and reputable insurers, to the extent and against the risks customary for companies in similar businesses.

11.9 Consultation and Visit. The Borrower shall, from time to time, at the request of the Lender, consult with the Lender with respect to the implementation and administration of this Agreement. The Borrower shall, at the reasonable request of the Lender, enable representatives of the Lender to visit any part of its premises for purposes related to this Agreement.

11.10 Additional Documents. The Borrower shall furnish the Lender with such additional documents, instruments, opinions and information as the Lender may reasonably request for purposes of this Agreement.

11.11 Amendment of the terms and conditions of the Loan. The Lender may amend, with the prior written consent thereof from the Borrower, the terms and conditions of the loan, including interest, by written notice to the Borrower if the credit rating of the Guarantor is downgraded or upgraded to a considerable extent or the Borrower fails to perform or comply with any provision of this Agreement related to the security for the Loan.

Section 12. Financial Covenant applicable to Guarantor

12.1 Debt ratio

The debt ratio of the Guarantor shall not exceed One Hundred and Ten percent (110%). This ratio is calculated as total debt divided by total capital. Total debt is ‘total liabilities’ and total capital is ‘total equity’ as shown in the non-consolidated financial statement of financial position, respectively.

12.2 Financial Covenant Test

The financial covenants set out in this clause Section 12 shall be calculated in accordance with the applicable Accounting Principles and tested by reference to the latest non-consolidated financial statements delivered under Clause 11.2 (Financial statements) annually.

Section 13. Events of Default

13.1 Events of Default. Each of the following events or occurrences that have not been waived or remedied shall constitute an Event of Default under this Agreement:

(a) The Borrower fails to make payment of any amount payable under this Agreement on the date when such amount is due in accordance with the provisions of this Agreement and fail to make such payment within 5 business days upon receipt notice from the Lender to do so.

(b) The Borrower or the Guarantor fails to perform or violates any other provision of this Agreement (other than the provisions of this Section 13.1) and such failure or violation is not remediable or, if remediable, continues unremedied for a period of Thirty (30) days after receipt by the Borrower of a written notice from the Lender with respect thereto and has resulted in a Material Adverse Effect in the ability of the Borrower and the Guarantor, taken as a whole, to perform its obligations under this Agreement.

(c) Any representation or warranty made or deemed to be made by the Borrower in this Agreement, or by the Guarantor on the Guarantee, proves to have been incorrect in any material respect and, if capable of being cured, shall not have been corrected to the satisfaction of the Lender within Thirty (30) days after receipt by the Borrower or the Guarantor of a written notice from the Lender requiring to cure such incorrectness.

(d) The Borrower or the Guarantor fails to discharge when due any of its indebtedness payable under any other agreement in an amount greater than Five Million U.S. Dollars (US$5,000,000) (or the equivalent thereof in another currency), or any such amount has, prior to the scheduled maturity thereof, become due and payable as a result of a default thereunder.

(e) The Borrower or the Guarantor voluntarily or involuntarily merges or consolidates with any other entity, which may reasonably be considered by the Lender to materially and adversely affect the ability of the Borrower or the Guarantor perform all or any of its obligations under this Agreement or the Guarantee.

(f) The Borrower or the Guarantor becomes insolvent or commits or permits any act of bankruptcy, reorganization, liquidation or winding-up.

(g) A writ of attachment or execution or similar process is issued against a substantial part of the assets of the Borrower or the Guarantor which remains undismissed, unbonded or undischarged for a period of Thirty (30) days.

(h) The Guarantee is disaffirmed or questioned as to its validity or enforceability by the Guarantor or ceases for any reason to be valid and in full force and effect.

(i) The Borrower fails to furnish the Lender with copies of the Guarantor’s audited annual financial statements for each fiscal year and Guarantor’s audited semi-annual financial statements for the first half of each fiscal year as they are available, but in any event not later than Six(6) months after the end of each fiscal year and the first half of each fiscal year and such other information necessary for the confirmation of maintenance of such financial standards as specified in this paragraph within One (1) month after the Lender’s request.

(j) Any governmental authorization necessary for the performance of any obligations of the Borrower or the Guarantor under this Agreement or the Guarantee fails to become or remain valid and subsisting in full force and effect.

(k) The Borrower or the Guarantor ceases or threatens to cease to carry on its business or any substantial part thereof or changes or threatens to change the nature or scope of its business or the Borrower disposes of or threatens to dispose of or any governmental or other authority expropriates or threatens to expropriate all or any substantial part of its business or assets.(1)

(l) The Borrower or the Guarantor (i) generally stops payment of its debt when due or generally enters into a moratorium or (ii) the Borrower or the Guarantor commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness.

(m) Any other event occurs or any other circumstance arises which, in the reasonable judgment of the Lender, does or will prevent or materially imperil fulfillment by the Borrower or the Guarantor of their respective obligations under this Agreement or the Guarantee, as the case may be.

13.2 Consequences of Default. If any Event of Default shall occur and be continuing, the Lender may at its option and by written notice to the Borrower (i) suspend further Disbursement until such Event of Default is cured and/or (ii) cancel the undisbursed portion of the Facility and/or (iii) request the Borrower to furnish the Lender with additional security acceptable to the Lender and/or (iv) declare the Loan, together with all accrued interest and any other amounts payable under this Agreement, to be forthwith due and payable whereupon the same shall immediately become due and payable without further notice or formality.

Section 14. Governing Law and Jurisdiction

14.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Korea.

14.2 Jurisdiction. (a) The Borrower agrees that any legal action or proceeding arising out of or relating to this Agreement may be brought in the Seoul Central District Court in Seoul, Korea, and the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of such court in respect of any such action or proceedings. The Borrower irrevocably and unconditionally waives any objection, which it may now or hereafter have, to the laying of the venue of any legal action or proceeding arising out of or relating to this Agreement in Seoul.

(b) The foregoing provisions shall not limit the right of the Lender to bring any legal action or proceeding arising out of or relating to this Agreement in any other jurisdiction.

14.3 Process Agent. The Borrower hereby irrevocably appoints Hanwha Chemical Corporation, presently 86, Cheonggyeceon-ro, Jung-gu, Seoul, Korea, as its agent to receive for and on its behalf service of process in Seoul in any action or proceeding with respect to this Agreement. If the agent named above shall, for any reason, be unable to perform its functions as such agent, the Borrower shall appoint a successor agent for service of process acceptable to the Lender. The Borrower also irrevocably consents to service of process upon it in any such action or proceeding in any manner authorized by the laws of the appropriate jurisdictions.

14.4 Waiver of Immunity. The Borrower irrevocably waives all immunity to which it or its property may be or become entitled, whether on the basis of sovereignty or otherwise, from jurisdiction, attachment or execution in any action or proceeding arising out of or relating to this Agreement.

Section 15. Miscellaneous

15.1 Entire Agreement; Amendment. This Agreement constitutes the entire obligation of the parties hereto and supersedes any prior expressions of intent or understandings with respect to this transaction. Any amendment of this Agreement shall be in writing and shall be signed by duly authorized representatives of both parties hereto.

15.2 Waiver; Cumulative Rights. No failure or delay on the part of the Lender to exercise any right provided for in this Agreement shall constitute a waiver of such right or any obligation of the Borrower under this Agreement, nor shall any single or partial exercise of any such right preclude any further exercise thereof. No waiver by the Lender hereunder shall be effective unless it is in writing. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any other rights or remedies which the Lender may otherwise have.

15.3 Assignment. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns, provided that the Borrower may not assign or transfer any of its obligations under this Agreement without the prior written consent of the Lender.

15.4 Communications. (a) Any notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or telex number or fax number set out below (or such other address or telex number or fax number as the addressee has by prior written notice specified to the other party):

(i) To the Lender

Address:	The Export-Import Bank of Korea
38 Eunhaeng-ro, Yeongdeungpo-Gu, Seoul, Korea
Attention:	Sang-Eun Song, Senior Loan Officer, Corporate Finance Department III

Tel No.: 82-2-6255-5164

Fax No.: 82-2-6255-5884

(ii) To the Borrower

Address:	Hanwha SolarOne Co., Ltd.
Offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House,
Grand Cayman, KYI-1104, Cayman Islands

Attention: JaeBin Lee, Head of Finance Department, Finance Department

Phone No.: 86-21-3852-1623

Fax No.: 86-21-3852-1668

(b) Any notice, demand or other communication so addressed to the relevant party shall be deemed delivered (i) if given or made by letter, Ten (10) days after sending, and (ii) if given or made by fax, when dispatched with a simultaneous confirmation of transmission, provided that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

(c) All notices, demands or other communications hereunder and any other documents required to be delivered hereunder shall be in the English language or accompanied by a certified translation thereof into the English language.

15.5 Severability. If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15.6 Counterparts. This Agreement may be executed in any number of counterparts. Any single counterpart or a set of counterparts signed, in either case, by both parties hereto shall constitute a full and original agreement for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

For and on behalf of Hanwha SolarOne Co., Ltd.

/s/ Nam Seong Woo
Name:
Title:

For and on behalf of The Export-Import Bank of Korea

/s/ Haeng-hwan Lee
Name:	Haeng-hwan Lee
Title:	Director
Corporate Finance Department III

<Annex A>

LETTER OF GUARANTEE

Date: December     , 2014

The Export-Import Bank of Korea

Seoul, Korea

Attention: Director, Corporate Finance Department III

Dear Sirs:

In connection with the Loan Agreement (the “Agreement”) dated December     , 2014 entered into between Hanwha SolarOne Co., Ltd. as the Borrower and The Export-Import Bank of Korea as the Lender (hereinafter also referred to as “you”), we, Hanwha Chemical Corporation (the “Guarantor”), as primary obligor and not merely as surety hereby irrevocably and unconditionally guarantee the payment to you of any and all sums payable by the Borrower under the Agreement as follows:

(A) the outstanding principal amount of the Loan up to Eighty Seven Million U.S. Dollars (US$87,000,000.-) to be paid;

(B) the amount of interest on the Loan at the rate per annum equal to the sum of One point Eight Three percent (1.83%) and LIBOR which shall be determined by the Lender in accordance with terms of the Agreement;

(C) the default interest on the unpaid Loan and interest at the rate per annum equal to the sum of Four point Eight Three percent (4.83%) and LIBOR which shall be determined by the Lender in accordance with terms of the Agreement; and

(D) the commitment fee, management fee and any other amounts payable by the Borrower.

In the event that the Borrower fails to pay any sum guaranteed hereby when due (whether at its stated maturity, by acceleration or otherwise), the Guarantor shall, forthwith upon your written demand, pay the sum demanded to your designated bank account as set out in such demand. Such demand shall be conclusive evidence that such sum is due and payable.

Without prejudice to the guarantee contained in this Guarantee, the Guarantor unconditionally and irrevocably undertakes, as a separate, additional and continuing obligation, to indemnify you from time to time on demand against all losses, liabilities, damages, costs and expenses whatsoever arising out of any failure by Borrower to make due and punctual payment under the Loan Agreement. This indemnity shall remain in effect notwithstanding that the guarantee under this Guarantee ceases to be valid or enforceable against the Guarantor for any reason whatsoever.

All payments to be made by the Guarantor hereunder shall be free from any deduction or withholding, and if any deduction or withholding is required, the Guarantor shall additionally pay the amount deducted or withheld so that you receive the full amount of such demand if no such deduction or withholding had been made.

Except for such written demand, no other documents or any other action shall be required under this Guarantee notwithstanding any applicable law or regulation.

The Guarantor hereby agrees that any part of the Agreement may be amended, renewed, extended, modified, released or discharged by mutual agreement between you and the Borrower, without impairing or affecting in any way the liability of the Guarantor hereunder, without notice to the Guarantor and without the necessity for any additional endorsement, consent or guarantee by the Guarantor, provided, however, that the sum guaranteed hereunder shall not be increased without the prior written consent of the Guarantor.

The Guarantor hereby agrees that this Guarantee shall, upon a prior written notice to the Guarantor, be assignable to and inure to the benefit of any financial institution as if it were originally named herein.

This Guarantee is a continuing guarantee and shall come into full force and effect from the date hereof and shall remain in effect until all sums guaranteed hereby shall be paid in full by the Borrower or by the Guarantor.

This Guarantee shall be governed by and construed in accordance with the laws of the Republic of Korea. The Guarantor irrevocably agrees that any legal action or proceeding arising out of or relating to this Guarantee may be brought in the Seoul District Court in Seoul, Korea, and the Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of such court in any such action or proceeding.

All terms used in this Guarantee shall have the same meaning as defined in the Agreement unless otherwise defined herein.

<Annex B>

REQUEST FOR DISBURSEMENT

Date: December     , 2014

The Export-Import Bank of Korea

Seoul, Korea

Attention: Director, Corporate Finance Department III

In accordance with the Loan Agreement dated December     , 2014 entered into between Hanwha SolarOne Co., Ltd. (the “Borrower”) and The Export-Import Bank of Korea (the “Lender”), we hereby request you to make a Disbursement in the amount of Eighty Seven Million U.S. Dollars (US$87,000,000.-) [BUSINESS TO CONFIRM ONLY ONE DRAW IS INTENDED] to the Borrower’s account No.                 with (Name, Branch, Address of the Bank, Swift code                     ) on (Value date). Capitalized terms used herein have the meanings assigned to them in the Agreement.

We hereby certify that: (i) the Disbursement made pursuant to this Request for Disbursement shall constitute a valid Disbursement under the Agreement; (ii) as of the date of this Request for Disbursement, no event has occurred and is continuing which constitutes or would constitute an Event of Default under the Agreement; and (iii) as of the date of this Request for Disbursement, the representations and warranties made by the Borrower in the Agreement remain true and correct.

<Annex C>

CERTIFICATE OF AUTHORITY

Date: December     , 2014

The Export-Import Bank of Korea

Seoul, Korea

Attention: Director, Corporate Finance Department III

Dear Sirs:

With reference to the Loan Agreement dated December     , 2014 (the “Agreement”) between Hanwha SolarOne Co., Ltd. (the “Borrower”) and The Export-Import Bank of Korea as the Lender, the undersigned, (Name and Title) of the Borrower, duly authorized to do so, hereby certify that the following are the names, titles and true specimen signatures of the persons each of whom is authorized to sign and deliver on behalf of the Borrower the Agreement and any other documents required thereunder:

Name and Title	Specimen Signature

If any certification contained herein ceases to be true and correct at and as of any time before the final Disbursement under the Agreement, the Borrower immediately give the Lender notice to that effect.

IN WITNESS WHEREOF, this certificate has been executed as of December     , 2014.

<Annex D>

ACCEPTANCE LETTER OF PROCESS AGENT

Date: December     , 2014

The Export-Import Bank of Korea

Seoul, Korea

Attention: Director, Corporate Finance Department III

Dear Sirs:

We, Hanwha Chemical Corporation, presently at 86, Cheonggyeceon-ro, Jung-gu, Seoul, Korea, understand that, pursuant to the terms of the Loan Agreement dated December     , 2014 (the “Agreement”) between Hanwha SolarOne Co., Ltd. as borrower (the “Borrower”) and The Export-Import Bank of Korea as lender (the “Lender”), we have been irrevocably appointed as agent of the Borrower to receive, for and on behalf of the Borrower, the service of summons, complaint, or any other documents relating to any action or proceeding with respect to the Agreement instituted in the Seoul Central District Court in Seoul, Korea.

We hereby irrevocably accept such appointment.

We agree that we will maintain an office in Seoul, Korea and will give you prompt notice of any change of our address during such period.

We further agree that we will not terminate our agency hereunder prior to:

(i) the termination of all of obligation of the Borrower under the Agreement; or

(ii) the appointment of a successor agent by the Borrower pursuant to the Agreement.

Our acceptance shall be binding upon us and all our successors acting in our capacity or person in charge of our office.

<Annex E>

LEGAL OPINION OF COUNSEL TO BORROWER

Date: December     , 2014

The Export-Import Bank of Korea

Seoul, Korea

Attention: Director, Corporate Finance Dept III.

Dear Sirs:

In my capacity as counsel to Hanwha SolarOne Co., Ltd. (the “Borrower”), I have examined originals or copies of the following documents relating to the Loan Agreement dated December     , 2014 (the “Agreement”) between the Borrower and The Export-Import Bank of Korea (the “Lender”):

(A) The Agreement;

(B) The certified copy of the Articles of Incorporation of the Borrower;

(C) The certified copy of the Resolution of the Board of Directors of the Borrower resolved in accordance with the Articles of Incorporation of the Borrower authorizing and approving the Borrower to execute the Agreement, and authorizing and approving the persons listed in the Certificate of Authority to execute the said documents on behalf of the Borrower;

(D) The certified copy of the Certificate of Authority; and

(E) Such other documents which I have considered necessary or appropriate as a basis for the opinions expressed herein.

The opinions expressed herein are limited to questions arising under the laws of the Borrower’s Country and its political subdivisions, and I do not purport to express an opinion on any question arising under the law of any other jurisdiction.

All terms defined in the Agreement and used but not defined herein have the meanings given to them in the Agreement.

Subject to the foregoing, it is my opinion that:

1. Power and Authority. The Borrower is a corporation duly incorporated and validly existing under the laws of the Borrower’s Country, and has the power and authority to own its property, to conduct its business as currently conducted and to execute, deliver and perform the Agreement.

2. Authorization. The execution, delivery and performance by the Borrower of the Agreement have been duly authorized by all necessary action of the Borrower, and do not contravene any law, rule or regulation of the Borrower’s Country.

3. Government Approvals. All governmental authorizations, approvals and consents of the Borrower’s Country which are necessary to authorize the execution, delivery and performance of the Agreement have been obtained and are in full force and effect.

4. Enforceability. The Agreement has been duly executed and delivered by the Borrower and constitutes, when duly executed and delivered by the Borrower, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

5. No Default. To my knowledge, no event has occurred and is continuing that constitutes, or that with the giving of notice or the lapse of time or both would constitute, an Event of Default or a default under any other agreement to which the Borrower is a party or by which it may be bound.

6. Legal Proceeding. To my knowledge, there are no actions or proceedings pending or threatened the adverse determination of which might have a materially adverse effect on the financial condition of the Borrower or impair the ability of the Borrower to perform its obligations under the Agreement.

7. No Immunity. Neither the Borrower nor its property has any right of immunity on grounds of sovereignty or otherwise from jurisdiction, attachment (before or after judgment) or execution in respect of any action or proceeding arising out of or relating to the Agreement.

8. Tax or Other Charges. In case the Borrower should become liable for any deduction, withholding or other taxes in respect of any payment to be made by the Borrower pursuant to the terms of the Agreement or to be imposed on or by virtue of the execution, performance or enforcement of the Agreement other than the business taxes together with surtaxes thereto to be imposed in the Borrower’s Country under the laws of the Borrower’s Country, the provisions of Clauses 7.3 and 7.4 of the Agreement constitute a valid and binding obligation of the Borrower.

9. Choice of Law. The choice by the parties to the Agreement of the laws of the Republic of Korea is legal, valid and binding.

10. Jurisdiction. The Borrower has the power to submit, and pursuant to the Agreement has legally, validly and irrevocably submitted, to the jurisdiction of the Seoul Central District Court sitting in Seoul, Korea in respect of any action or proceeding arising out of or relating to the Agreement. Any judgment obtained in Korea against the Borrower regarding the Agreement would be recognized as convincing evidence in the Borrower’s Country in connection with the merits of the case.